Exhibit 99.1

BANCTRUST FINANCIAL GROUP, INC.

AND

MANAGEMENT OF SWEET WATER STATE BANK

ANNOUNCE PLANS FOR SALE AND PURCHASE OF

SWEET WATER STATE BANK

Mobile and Sweet Water, Alabama, April 7, 2005 - W. Bibb Lamar, Jr., the President and Chief Executive Officer of BancTrust Financial Group, Inc. (NASDAQ: BTFG), and Stratton F. Lewis, Jr., Chairman, President and Chief Executive Officer of Sweet Water State Bank, are pleased to announce a definitive agreement whereby Tombigbee Bancshares, Inc., a group consisting primarily of certain directors and management of Sweet Water State Bank, would acquire Sweet Water State Bank from BancTrust.

Completion of this transaction is subject to certain customary contingencies, including regulatory approvals. Sweet Water State Bank operates three (3) banking locations in Sweet Water, Linden and Thomasville, Alabama. As of December 31, 2004, Sweet Water State Bank had total assets of approximately $52.5 million.

Commenting on the transaction, Mr. Lamar stated: "Over time our strategy has shifted, and we are now seeking to concentrate our efforts and resources on the areas that are growing more rapidly. This transaction will allow us to allocate more resources to our growth markets, while also providing a means for us to place Sweet Water State Bank into the hands of local owners who have a vested interest in that bank and that community." Mr. Lewis stated: "Sweet Water State Bank has always had a strong commitment to the communities in which we operate, and this solidifies our continued local control. We have valued our association with BancTrust and appreciate this opportunity to build on our local record."

BancTrust, which has assets of approximately $1.2 billion, currently provides banking services through 25 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services. BancTrust's common stock trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This Press Release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and occurrences may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, the discretion and authority of applicable regulatory bodies over the proposed transaction, the inability of the two companies to satisfy conditions precedent to the consummation of the proposed transaction, and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. Neither BancTrust nor any other party is under any obligation, and each expressly disclaims any obligation, to update or alter its forward looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

BancTrust Financial Group, Inc.	Sweet Water State Bank .
F. Michael Johnson	Stratton F. Lewis, Jr
Chief Financial Officer	President
(251) 431-7813	(334) 994-4113